                            SHARE PURCHASE AGREEMENT
                   (Redacted Confidential Treatment Requested)

         This Share Purchase Agreement (the "Agreement") is entered into as of this __ day of July, 1999, by and among EchoStar DBS Corporation, a Colorado corporation ("EchoStar"), DBS Industries, Inc., a Delaware corporation ("DBSI"), E-Sat, Inc., a Colorado corporation ("E-Sat") and Newstar Limited, a Bermuda corporation ("Newstar") (hereinafter individually referred to as a "Party" or collectively referred to as the "Parties"; DBSI, E-Sat and Newstar, together with any of their Affiliates, are hereinafter sometimes referred to as the "DBSI Parties").

WITNESSETH:

         WHEREAS, E-Sat is presently owned eighty percent (80%) by EchoStar and twenty percent (20%) by DBSI; and

         WHEREAS, the purpose of this Agreement is for DBSI to purchase shares of E-Sat common stock owned by EchoStar sufficient in number such that after the purchase DBSI will own eighty and one tenth percent (80.1%) of the equity ownership of E-Sat and EchoStar will own nineteen and nine tenths percent (19.9%) of the equity ownership of E-Sat, conditioned upon receiving all required government approvals to transfer control of such shares from EchoStar to DBSI, including, but not limited to, any approval of the Federal Communications Commission ("FCC") necessary for the transfer of such shares, and subject to the terms and conditions set forth herein; and

         WHEREAS, provided that DBSI and EchoStar enter into this Agreement, DBSI is willing to construct, launch and operate the satellites authorized to be constructed by an order from the FCC issued to E-Sat for the construction, launch and operation of non-voice, non-geostationary "Little LEO" mobile satellite system, a copy of which is attached hereto and made a part hereof as Exhibit "A" (together with any renewals, extensions and similar rights, and as farther defined in Section 2.4.4 below, the "FCC License").

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other legal and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

         1. PURCHASE AND SALE OF THE E-SAT SHARES; THE CLOSING; CONSTRUCTION OF SATELLITES.

1.1. PURCHASE AND SALE OF THE SHARES. Effective on the date of this Agreement, and subject to the conditions set forth in Sections 2 and 3 below, EchoStar agrees to sell and DBSI agrees to purchase shares of E-Sat common stock owned by EchoStar sufficient in number such that after the transfer, EchoStar shall own nineteen and nine tenths percent (19.9%) of the equity ownership of E-Sat and DBSI shall own eighty and one tenth percent (80.1%) of the equity ownership of E-Sat after the transaction (the "Shares").

                  1.2. THE CLOSING. The transactions contemplated by this Agreement shall close on the third business day after the Parties have received all required governmental approvals to transfer control of the Shares from EchoStar to DBSI contemplated by Section 3 of this Agreement. The Closing shall take place at the offices of Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, California, 95814, at 10:00 am, or at such other time and place as mutually agreed upon by the Parties.

                  1.3 CONSTRUCTION OF SATELLITES. DBSI hereby covenants and agrees to construct, launch and operate the satellites authorized to be constructed by the FCC License, subject to DBSI receiving financing in an amount sufficient to construct, launch and operate the satellites on terms and conditions acceptable to DBSI.

         2. CASH PAYMENT AND ASSIGNMENT, TRANSFER AND CONVEYANCE OF CERTAIN RIGHTS.

                  2.1 Payments. Upon satisfaction of the conditions set forth in
Section 3 of this Agreement, DBSI shall pay to EchoStar [redacted] consideration for the purchase of the Shares.. As additional consideration for the right to purchase the Shares, the DBSI Parties shall fulfill the obligations, and provide to EchoStar the additional rights, as provided in this Agreement.

                  2.2 Assignment, Transfer and Conveyance of Certain Rights. Subject to FCC or any other governmental approvals required by law for purchase of the E-Sat shares owned by EchoStar, contemporaneous with sale of the Shares to DBSI the DBSI Parties, without need for any further action, irrevocably assign, transfer and convey to EchoStar all right, title and interest (including but not limited to sole and exclusive rights), at no cost to EchoStar, to twenty percent (20%) of the total Capacity of the E- Sat System worldwide, including but not limited to all satellites, and any and all revenues, proceeds, income, assets or value relating directly or indirectly thereto (collectively, the "EchoStar Capacity" - for the avoidance of doubt, the term "EchoStar Capacity" is not intended by the Parties to include ownership of the actual satellites). This assignment, transfer and conveyance includes any and all renewals and extensions of that authority, and shall extend to any and all replacement or additional LEO satellites utilized by the DBSI Parties worldwide, regardless of the in-service date of such satellites. The DBSI Parties will provide, without charge, all cooperation reasonably requested (not unduly burdensome to the DBSI Parties) to enable EchoStar to exploit the EchoStar Capacity. The right to the EchoStar Capacity shall continue for as long as the FCC License, the E-Sat System or any Capacity exists, and may be utilized at any time and from time to time by EchoStar during such term.

EchoStar covenants and agrees that except as provided below, it will not knowingly permit third parties to utilize any portion of the EchoStar Capacity for the purpose of reading electrical meters in the United States, and shall condition any sale of the EchoStar Capacity to others on their agreement to be bound by this covenant. Notwithstanding the above, EchoStar and its Affiliates shall not be prohibited from permitting third parries to utilize any or all of the EchoStar Capacity for the purpose of reading electrical meters in the United States if the third party at the time of reading has a relationship with EchoStar or its Affiliates separate from the reading of electrical meters in the United States (for example and not by limitation, if the third party is an agent or retailer for DISH Network, or bundles its services with DISH Network programming).using any or all of the EchoStar Capacity. Further, the limitation on use above shall not be construed to prohibit EchoStar and its Affiliates from using all or any portion of the EchoStar Capacity: 1) for the purpose of reading electrical meters outside the United States; or 2) for the reading by EchoStar or its Affiliates (as opposed to third parties) of electrical meters in the United States.

                  2.3 Right To Utilize Messaging and Other Infrastructure. Except as expressly set forth to the contrary below, the DBSI Parties shall be solely responsible for the payment of any and all costs arising out of or relating to the development and operation of the FCC License and E-Sat System, including but not limited to the remaining pre-operational administrative and development costs. At all times during which EchoStar desires to utilize all or part of the EchoStar Capacity (directly or indirectly), the DBSI Parties agree that EchoStar shall be entitled to use the infrastructure developed by the DBSI Parties for the purpose of uplinking data to, and/or downlinking data from, the E-Sat System; provided, that EchoStar agrees to pay the DBSI Parties direct incremental costs, and only their direct incremental costs, associated with EchoStar's use of the necessary infrastructure for such purpose(s). Direct incremental costs shall, for example and not by way of limitation, not include costs to design, manufacture or launch satellites or replacements thereof or to purchase ground equipment required unless such ground equipment is used exclusively to support EchoStar. Notwithstanding the foregoing, EchoStar shall have the express right to develop and implement its own infrastructure that will allow EchoStar, among other things, to uplink data to, and/or downlink data from, the E-SAT System so long as such infrastructure does not unreasonably interfere with the existing infrastructure of the DBSI Parties. The DBSI Parties will offer reasonable assistance to EchoStar, without charge, in the development and implementation of such infrastructure on the E-Sat System. EchoStar is further hereby granted a royalty free license to utilize any intellectual property that the DBSI Parties own or license in connection with the E-Sat System, as EchoStar may reasonably request in order to exploit the EchoStar Capacity. EchoStar is hereby further entitled, at EchoStar's option, to purchase from the DBSI Parties, any and all transmission and any other equipment or components reasonably needed, or as EchoStar may reasonably request, in order to exploit the EchoStar Capacity, provided that EchoStar shall not be entitled to obtain any equipment or components that the DBSI Parties can not reasonably obtain. The price for the purchase of such equipment and components shall be the same price as the DBSI Parties pay to any others for such equipment and components, without mark up. In the event that the DBSI Parties produce any equipment or components, then the price to EchoStar shall be equal to the DBSI Parties hard cost of production (excluding for example but not by limitation, overhead, engineering and general and administrative expenses).

                  2.4 Definitions. In addition to any other defined terms in this Agreement and except as otherwise expressly provided for in this Agreement, the following terms shall have the following meanings:

         2.4.1 "Affiliate" shall mean, with respect to a particular person or entity, any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

         2.4.2 "Capacity" shall mean the usable communications capacity of the E-Sat System, which, at the sole cation of EchoStar as it may elect from time to time, shall be deemed the total usable communications capacity of the E-Sat System worldwide at any given point in time, or at all points in time combined, and shall be calculated taking into account coordination both with other U.S. "Little LEO" licensees and with users of the spectrum outside the U.S. The usable communications capacity of the E-Sat System will be computed based on the data throughput available in each operational beam. The data throughput will be computed taking into consideration U.S. and international regulations relating to duty cycle as well as protection of other communications systems. In cases of dispute regarding calculation of the usable communications capacity of the E-Sat System, the Parties agree to utilize an external consulting engineer or engineers with expertise in the field of satellite communications to assess and quanta the usable communications capacity of the E-Sat System.

         2.4.3 "E-Sat System" shall mean the FCC License, and the non-voice, nongeostationary "Little LEO" mobile satellite system constructed, launched and operated in connection with the FCC License together with any Little LEO system rights obtained by the DBSI Parties from other sources.

         2.4.4 "FCC License" shall mean the authorization issued to E-Sat by the FCC on March 31, 1998 for the construction, launch and operation of a non-voice, nongeostationary "Little LEO" mobile satellite system (a copy of which is attached hereto as Exhibit A), and as further defined above.

         3.       CONDITIONS TO THE PURCHASE AND SALE OF THE E-SAT SHARES.

DBSI's obligation to purchase the Shares and EchoStar's obligation to sell the Shares provided for in Section 1 of this Agreement shall be conditioned upon receiving all required governmental approvals to transfer control of the Shares from EchoStar to DBSI, including, but not limited to, any approval of the FCC necessary for the transfer of the Shares. By Monday, August 8, 1999, DBSI will file an application with the FCC, at DBSI's sole cost and expense, for transfer of control of the FCC License to DBSI. As soon as reasonably practicable after the date first written above, DBSI will file applications for, and otherwise diligently proceed towards securing, the FCC and any other governmental approvals required by law. EchoStar shall take steps in cooperation with DBSI, as DBSI may reasonably request and at DBSI'S sole cost and expense, in connection with the processing of such applications.

In the event that, during the pendency of DBSI's application for transfer of control of the FCC License, additional authorizations are required for ground control stations in the United States, or for other facilities in the United States, E-SAT shall submit, be a signatory to and prosecute the requisite license applications and related filings in each instance in cooperation with, and at the sole cost and expense of, the DBSI Parties and as the DBSI Parties reasonably requests. The DBSI Parties agree to provide E-SAT with all assistance necessary for E-SAT to preserve the FCC License and to comply with the FCC's rules and regulations applicable to the E-SAT System (including without limitation assisting E-SAT to obtain any FCC approvals necessary for E-SAT to develop and operate the E-Sat System) The DBSI Parties agree to pay all costs of preparing and prosecuting any licenses, applications, renewals, landing rights applications and other regulatory approvals and of any other nature whatsoever associated with the E-SAT System, including but not limited to all attorney and engineering fees, all costs of applications and renewals, and all matters described in this Section 3.

In the event that the FCC determines not to approve the transfer of control, or any other required approval is withheld, EchoStar shall have the right to develop and operate the E-Sat System itself, subject to receipt of any required approvals from the FCC.

         4.       ADDITIONAL RIGHTS, OBLIGATIONS AND COVENANTS.

                  4.1. EchoStar's Right of First Refusal. Subsequent to the transfer of the Shares to DBSI and for a period of three (3) years, commencing on the date first set forth above, DBSI shall not sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") any of its E-Sat common stock except pursuant to EchoStar's right of first refusal described in this Section 4.1. DBSI will not consummate any Transfer until five (5) days after delivery to EchoStar of the Offer Notice, as defined in this Section 4.1. At least ten (10) days prior to DBSI making any Transfer of any E-Sat common stock, DBSI will driver a written notice (the "Offer Notice") to EchoStar. The Offer Notice will disclose in reasonable detail the proposed amount of E-Sat common stock to be transferred and the proposed terms and conditions of the Transfer. EchoStar may elect to purchase all (but not less than all) of the E-Sat common stock specified in the Offer

Notice at the price and on the terms specified therein by delivering written notice of such election (the "Election Notice") to DBSI as soon as practical but in any event within five (5) days after delivery of the Offer Notice. lf EchoStar has elected to purchase the E- Sat common stock, the transfer of the E-Sat common stock will be consummated as soon as practical after the delivery of the Election Notice, but in any event within ten (10) days after expiration of such five (5) day election period (the "Election Period"). To the extent EchoStar has elected not to pursue to purchase all of DBSI'S E-Sat common stock being offered, DBSI may, within ten (10) days after expiration of the Election Period, transfer such E-Sat common stock to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferee than offered to EchoStar in the Offer Notice.

                  4.2 DBSI's Right of First Refusal. Subsequent to the transfer of the Shares to DBSI and for a period of three (3) years, commencing on the date first set forth above, EchoStar shall not sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") any of its E-Sat common stock except pursuant to DBSI's right of first refusal described in this Section 4.2. EchoStar will not consummate any Transfer until five (5) days after delivery to DBSI of the Offer Notice, as defined in this Section 4.2. At least ten (10) days prior to EchoStar making any Transfer of any E-Sat common stock, EchoStar will deliver a written notice (the "Offer Notice") to DBSI. The Offer Notice will disclose in reasonable detail the proposed amount of E-Sat common stock to be transferred and the proposed terms and conditions of the Transfer. DBSI may elect to purchase all (but not less than all) of the E-Sat common stock specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election (the "Election Notice") to EchoStar as soon as practical but in any event within five (5) days after delivery of the Offer Notice. If DBSI has elected to purchase the E-Sat common stock, the transfer of the E-Sat common stock will be consummated as soon as practical after the delivery of the Election Notice, but in any event within ten (10) days after expiration of such five (5) day election period (the "Election Period"). To the extent DBSI has elected not to pursue to purchase all of the E-Sat common stock being offered, EchoStar may, within ten (10) days after expiration of the Election Period, transfer such E-Sat common stock to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferee than offered to DBSI in the Offer Notice.

                  4.3 Board Representation. Subsequent to the transfer of the Shares, EchoStar shall have the right to designate one (1) representative (the "Representative") to be elected to the E-Sat Board of Directors (the "Board") and, upon DBSI's receipt of written notice of EchoStar's designation of a Representative, the DBSI Parties agree to use their best efforts to cause the Representative to be elected to the Board. E-Sat's Articles of Incorporation will be amended to include such right. The form of the amendment to be filed, and a voting rights agreement between EchoStar and


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

DBSI, each of which must be reasonably agreeable to both DBSI and EchoStar, shall be attached as Exhibits to this Agreement as expeditiously as possible, and in any event prior to consummation of sale of the Shares. In the event of any disagreement with respect to appropriate wording, the Parties hereby agree that the senior corporate law professor at the University of Denver (the "Professor") shall be jointly retained by the Parties to prepare for the Exhibits (and ultimately for signing and filing by the Parties) the language the Professor, in his or her sole judgement, believes best reflects and implements the intent of the Parties as summarized in this section. The judgement of the Professor shall irrevocably bind the Parties. The Parties all agree to sign such documentation as the Professor may request or require fully indemnifying the Professor for his or her actions. The amendment shall be filed, and the voting agreement shall be signed, contemporaneous with sale of the Shares from EchoStar to DBSI. Prior to the designation of the Representative (and at any times that EchoStar declines to place a Representative on the E-Sat Board of Directors), EchoStar will be notified of all meetings of the Board and an individual, selected by EchoStar, will be permitted to attend and observe all such meetings ("Observer Rights"). While exercising Observer Rights, EchoStar will not disclose or otherwise disseminate to third parties any confidential information gained as a result of attendance at any meetings or received as a result of EchoStar's Observer Rights.

                  4.4 Issuance of Additional E-Sat Equity Securities. Subsequent to the Transfer of the Shares to DBSI, in the event that E-Sat proposes to issue any additional securities in the future, the DBSI Parties shall cause E-Sat to take any and all action (including, but not limited to, issuing additional shares of equity securities to EchoStar for no consideration) necessary to maintain EchoStar's: (i) ownership of the total number of outstanding equity securities of E-Sat (with respect to both voting power and economic benefit); and (ii) control of the total voting power in E-Sat, in each case, equal to 19.9%. The Parties agree to cause E-Sat to amend its Articles of Incorporation to reflect this right. . The form of the amendment to be filed, which must be reasonably agreeable to both DBSI and EchoStar, shall be attached as an Exhibit to this Agreement as expeditiously as possible, and in any event prior to consummation of sale of the Shares. In the event of any disagreement with respect to appropriate wording, the Parties hereby agree that the senior corporate law professor at the University of Denver (the "Professor") shall be jointly retained by the Parties to prepare for the Exhibits (and ultimately for signing and fifing by the Parties) the language the Professor, in his or her sole judgement, believes best reflects and implements the intent of the Parties as summarized in this section. The judgement of the Professor shall irrevocably bind the Parties. The Parties all agree to sign such documentation as the Professor may request or require fully indemnifying the Professor for his or her actions. The amendment shall be filed contemporaneous with sale of the Shares from EchoStar to DBSI.

                  4.5 Piggyback Registration Rights. Subsequent to the transfer of the Shares to DBSI, EchoStar shall have a one time right (a piggyback right) to register


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its E-Sat equity securities if E-Sat determines to register any of its securities for its own account or the account of others, other than a registration relating solely to "employee benefit plans," an SEC Rule 145 transaction, or a registration that does not permit secondary sales. DBSI shall cause E-Sat to give EchoStar written notice of its intention to register equity securities not less than thirty (30) days prior to the anticipated time of filing. The form of a formal registration rights agreement, which must be reasonably agreeable to both DBSI and EchoStar, shall be attached as an Exhibit to this Agreement as expeditiously as possible, and in any event prior to consummation of sale of the Shares. In the event of any disagreement with respect to appropriate wording, the Parties hereby agree that the senior corporate law professor at the University of Denver (the "Professor") shall be jointly retained by the Parties to prepare for the Exhibits (and ultimately for signing and filing by the Parties) the language the Professor, in his or her sole judgement, believes best reflects and implements the intent of the Parties as summarized in this section. The judgement of the Professor shall irrevocably bind the Parties. The Parties all agree to sign such documentation as the Professor may request or require fully indemnifying the Professor for his or her actions. The registration rights agreement shall be signed by DBSI, EchoStar and E-Sat contemporaneous with sale of the Shares from EchoStar to DBSI.

                  4.6 Amendment to E-Sat Articles of Incorporation. EchoStar and DBSI agree to cause E-Sat to amend its charter documents (Articles of Incorporation and Bylaws) to require that greater than 80.1% of the outstanding shares of E-Sat be required to approve Significant Corporate Actions, as defined in Annex A attached hereto and incorporated herein by this reference. The form of the amendments) which must be reasonably agreeable to both DBSI and EchoStar, shall be attached as an Exhibit to this Agreement as expeditiously as possible, and in any event prior to consummation of sale of the Shares. In the event of any disagreement with respect to appropriate wording, the Parties hereby agree that the senior corporate law professor at the University of Denver (the "Professor") shall be jointly retained by the Parties to prepare for the Exhibits (and ultimately for signing and filing by the Parties) the language the Professor, in his or her sole judgement, believes best reflects and implements the intent of the Parties as summarized in this section. The judgement of the Professor shall irrevocably bind the Parties. The Parties all agree to sign such documentation as the Professor may request or require fully indemnifying the Professor for his or her actions. The amendments shall be filed and made effective contemporaneous with sale of the Shares from EchoStar to DBSI.

         5.       MUTUAL RELEASES.

                  5.1. Release by DBSI.

                           (a) Regardless of whether or not the sale of the
Shares is ultimately consummated. The DBSI Parties and their Affiliates, for themselves, their


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predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, legal representatives and Affiliates, hereby absolutely and forever release, forgive, remise, and discharge

EchoStar and its Affiliates (as defined below, and including without limitation E-Sat), and their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, attorneys, legal representatives and Affiliates, of and from any and all claims, demands, damages, debts, obligations, liabilities, accounts, costs, expenses, liens, actions, causes of action, and suits in equity, of any kind or nature whatsoever, whether now known or unknown, patent or latent, suspected or unsuspected, which they now have, own or hold, or could with the passage of time have, own or hold, or at any time heretofore ever had owned or held, based on any contract, tort, lien, liability, matter, fact, cause, thing, injury, act or omission whatsoever, whether or not in any way relating or pertaining to the E-Sat system.

                           (b)      Nothing contained in this Agreement shall be
considered an admission of liability by or against EchoStar or any of its Affiliates, or any of their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, attorneys, legal representatives or Affiliates, any such liability bang expressly denied.

                           (c)      The DBSI Parties and their Affiliates, for
themselves, their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, legal representatives and Affiliates, hereby represent and warrant that they have not assigned any portion of any claim being released in this
Section 5.1 to any other person or entity, and that the DBSI Parties and their Affiliates, and their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, legal representatives and Affiliates, are the sole and exclusive owners of such claims.

                           (d)      The release contained in this Section 5.1
shall also be deemed to be a covenant not to sue. Any breach of this covenant not to sue shall entitle the party sued for anything released to recovery of its attorney fees and expenses incurred in defending such suit.

                           (e)      It is the intention of the DBSI Parties that
this Section 5.1 shall be effective as a full and final accord and satisfaction and release of each and every matter released under this Section 5.1. In furtherance of this intention, the DBSI Parties acknowledges that they are familiar with this intention and with section 1542 of the Civil Code of the State of California ("Section 1542"), which provides as follows:

                           A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The DBSI Parties hereby waive and relinquish every right and benefit which they have or may have under Section 1542 of the Civil Code of the State of California, as well as any other statutes or common law principles of similar effect, to the full extent that it may lawfully waive such rights and benefits pertaining to the subject matter of this Agreement. Nothing in this Section 5.1 shall be construed to limit the scope or intent of Section 6.3 below or as an acknowledgment or agreement by the Parties that section 1542, or any other California statutory or common law, is controlling in any manner whatsoever with respect to the relationship between the Parties, the same being expressly denied by the Parties.

                  5.2      Release by EchoStar.

                           (a)      Regardless of whether or not the sale of the
Shares is ultimately consummated, EchoStar and its Affiliates, for themselves, their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, legal representatives and Affiliates, hereby absolutely and forever release, forgive, remise, and discharge the DBSI Parties and their Affiliates, and their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors) employees, shareholders, attorneys, legal representatives and Affiliates, of and from any and all claims, demands, damages, debts, obligations, liabilities, accounts, costs, expenses, liens, actions, causes of action, and suits in equity, of any kind or nature whatsoever, whether now known or unknown, patent or latent, suspected or unsuspected, which they now have, own or hold, or at any time heretofore ever had owned or held, based on any contract, tort, lien, liability, matter, fact, cause, thing, injury, act or omission whatsoever, whether or not in any way relating or pertaining to the E-Sat system; provided, however, that such release will not abrogate or otherwise effect the indemnification obligations of the DBSI Parties provided pursuant to Section 5.3 below.

                           (b)      Nothing contained in this Agreement shall be
considered an admission of liability by or against the DBSI Parties or any of their Affiliates, or any of their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, attorneys, legal representatives or Affiliates, any such liability being expressly denied.

                           (c)      EchoStar and its Affiliates, for themselves,
their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, legal representatives and Affiliates, hereby represent and warrant that they have not assigned any portion of any claim being released in this
Section 5.2 to any other person or entity, and that EchoStar and its Affiliates, and their predecessors, successors, insurers, assigns, heirs, executors) administrators, agents, officers, directors, employees) shareholders, members, attorneys, legal representatives and Affiliates, are the sole and exclusive owners of such claims.

                           (d)      The release contained in this Section 5.2
shall also be deemed to be a covenant not to sue. Any breach of this covenant not to sue shall entitle the party sued for anything released to recovery of its attorney fees and expenses incurred in defending such suit.

                           (e)      It is the intention of EchoStar that this
Section 5.2 shall be effective as a full and final accord and satisfaction and release of each and every matter released under this Section 5.2. In furtherance of this intention, EchoStar acknowledges that it is familiar with this intention and with section 1542 of the Civil Code of the State of California ("section 1542"), which provides as follows:

                           A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

EchoStar hereby waives and relinquishes every right and benefit which it has or may have under Section 1542 of the Civil Code of the State of California, as well as any other statutes or common law principles of similar effect, to the full extent that it may lawfully waive such rights and benefits pertaining to the subject matter of this Agreement. Nothing in this Section 5.2 shall be construed to limit the scope or intent of Section 6.3 below or as an acknowledgment or agreement by the Parties that section 1542, or any other California statutory or common law, is controlling in any manner whatsoever with respect to the relationship between the Parties, the same being expressly denied by the Parties.

The DBSI Parties hereby agree to indemnify, pursuant to Section 5.3 below, EchoStar and its Affiliates against any commitments, duties, obligations or liabilities that currently exist and may arise in the future as a direct or indirect result of past or future activities of the DBSI Parties.

         5.3 Indemnification. Regardless of whether or not the sale of the Shares is ultimately consummated, the DBSI Parties and their successors and permitted assigns


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

(the "Newstar Parties") hereby jointly and severally indemnify, defend and hold EchoStar and its Affiliates including without limitation E-Sat), and its and its Affiliates' respective officers, directors, employees, agents and shareholders, and their and their Affiliates' respective assigns, heirs, predecessors, successors, legal representatives and insurers (the "EchoStar Indemnitees") harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing), that arise out of, or are incurred in connection with: (i) the performance or failure of performance of any of the Newstar Parties or their predecessors, successors, insurers, assigns, heirs, executors, administrators, agents, officers, directors, employees, shareholders, members, attorneys, and legal representatives (together "Any Newstar Parties") under this Agreement and any direct or indirect results thereof, (ii) the lawful or unlawful acts, misrepresentations of fact, unauthorized acts or omissions of Any Newstar Parties (whether or not such acts are within the scope of employment of such employees or agents); (iii) the breach or default of any duty, obligation, covenant, representation or warranty herein by Any Newstar Parties; (iv) all purchases, contracts, debts and/or obligations made by Any Newstar Parties'; (v) the failure to comply with, or any actual or alleged violation of, any applicable laws, statute, ordinance, governmental administrative order, rule or regulation by Any Newstar Parties; (vi) the failure of Any Newstar Party to comply with any provision of this Agreement; (vii) any claim brought by an employee or agent of Any Newstar Party for compensation and/or damages arising out of the expiration or termination of this Agreement; or(viii) any and all liability arising from or relating to the development and/or operation of the E-SAT System prior to, upon, or following the date first written above. Any amounts owing to the E-SAT Indemnitees from the Newstar Parties under this
Section 5.3 shall be due and payable within ten days after the Newstar Parties' receipt of the relevant invoice. The provisions of this Section 5.3 shall survive expiration or termination of this Agreement indefinitely. Notwithstanding the above, no claim for indemnification shall be based solely on actions following purchase of the Shares taken in strict compliance with approvals specifically provided by EchoStar in accordance with the Significant Corporate Actions referenced in Section 4.7 above.

         5.4 REGARDLESS OF WHETHER OR NOT THE SALE OF THE SHARES IS ULTIMATELY CONSUMMATED, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE DBSI PARTIES (INCLUDING WITHOUT LIMITATION, ANY PAYMENT FOR LOST BUSINESS, FUTURE PROFITS, LOSS OF GOODWILL, REIMBURSEMENT FOR EXPENDITURES OR INVESTMENTS MADE OR COMMITMENTS ENTERED INTO, CREATION OF CLIENTELE, ADVERTISING COSTS, TERMINATION OF EMPLOYEES OR EMPLOYEES SALARIES,

OVERHEAD OR FACILITIES INCURRED OR ACQUIRED BASED UPON THE BUSINESS DERIVED OR ANTICIPATED UNDER THIS AGREEMENT), WHETHER FORESEEABLE OR NOT, FOR ANY CAUSE WHATSOEVER, OTHER THAN GROSS NEGLIGENCE OR WILFUL MISCONDUCT; AND PROVIDED THIS CLAUSE SHALL NOT BE CONSTRUED TO LIMIT IN ANY MANNER THE INDEMNIFICATION OBLIGATIONS OF THE DBSI PARTIES PROVIDED PURSUANT TO SECTION 5.3 ABOVE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT INDEFINITELY.

         6.       MISCELLANEOUS

                  6.1 Waiver. The failure or delay of any party to exercise or enforce any right or remedy hereunder or to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of such right or remedy or any subsequent breach or default of the same or similar nature. The delay or failure of either Party to give notice of, or to terminate this Agreement for, breach or default shall not be deemed to be a waiver of the right to do so for that or any subsequent breach or default or for the persistence in a breach or default of a continuing nature. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

                  6.2 Audit. EchoStar shall have the right, at its sole cost and expense, to inspect and audit, with reasonable frequency and upon reasonable prior written notice to the DBSI Parties, the books and records of the DBSI Parties relating to this Agreement for the purpose of determining the DBSI Parties compliance with their duties and obligations under this Agreement.

                  6.3 Successor Interests. This Agreement is binding upon the heirs, legal representatives, successors and permitted assigns of the DBSI Parties and EchoStar. EchoStar may assign this Agreement in whole or m part (including without limitation the assignment of any of its rights to payments hereunder in whole or in part or of its rights to (or with respect to) EchoStar Capacity hereunder in whole or in part) at any time without the consent of the DBSI Parties. This Agreement and any of the DBSI Parties rights and obligations hereunder shall not be assigned or otherwise transferred by the DBSI Parties, in whole or in part, to any person or entity that does not succeed to all of the right, title and interest in and to all assets of the assignor necessary for such person or entity to fulfill the obligations of the DBSI Parties under this Agreement, and which does not specifically agree to assume and fulfill all such obligations. No such assignment shall relieve the DBSI Parties of their obligations under this Agreement. This section shall not be construed as obligating an assignee to assume the Board seat, super majority voting or anti-dilution provisions of this Agreement, except with respect to transfers of the stock or assets of E-Sat.

                  6.4      Governing Law.

         6.4.1 The relationship between the Parties including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to its conflict of law provisions. All Parties hereto for themselves, their successors and assigns warrant and represent that they have had the advice of the counsel of their choosing and that they have been informed of and understand the rights and obligations contained within this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits hereto.

         6.4.2 Any and all disputes arising out of, or in connection with, the interpretation, performance or the nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the Parties (including but not limited to the termination of this Agreement or the relationship and each Party's rights thereunder or disputes under rights granted pursuant to statutes or common law, including those in the state in which a particular Party is located) shall be litigated solely and exclusively before the United States District Court for the District of Colorado. The Parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C.S. 1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado.

                  6.5 Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and shall be interpreted as if the invalid term or provision were not a part hereof.

                  6.6 Entire Agreement. This Agreement sets forth the entire, final and complete understanding between the parties hereto relevant to the subject matter of this Agreement, and it supersedes and replaces all prior and contemporaneous understandings, representations and agreements, written, oral, and implied, relevant to the subject matter of this Agreement. Except as expressly provided by this Agreement, no waiver or modification of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by both parties.

                  6.7 Survival. Any provision of this Agreement which logically would be expected to survive termination or aspiration, shall survive for a reasonable time period under the circumstances) whether or not specifically provided in this Agreement.

                  6.8 Compliance with Law. The parties dial) comply with, and agree that this Agreement is subject to, all applicable federal, state, and local laws, rules and regulations, and all amendments thereto, now enacted or hereafter promulgated in force during the term of this Agreement.

                  6.9 Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an act of force majeure including acts of God, war, riot, natural disaster, or any other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence.

                  6.10 Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of default or breach by any party to this Agreement are cumulative and shall not affect in any manner any other remedies that any other party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

                  6.11 Notice. Any notice to be given hereunder shall be in writing and shall be sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the party notified, addressed to such party at the following address, or sent by facsimile to the following tax number, or such other address or fax number as such party may have substituted by written notice to the other parties. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by mail or by overnight courier service) shall constitute the giving thereof:

                        If to DBSI:   DBS Industries, Inc.
                                      100 Shoreline Highway, Suite 190A
                                      Mill Valley, California 94941
                                      ATTN: Fred W. Thompson
                                      Fax No.: (415) 380-8199

                   With copies to:    Bartel Eng Linn & Schroder
                                      300 Capitol Mall, Suite 1100
                                      Sacramento, CA 95814
                                      ATTN: Scott E. Bartel, Esq.
                                      Fax No.: (916)442-3442

                    If to EchoStar:   EchoStar DBS Corporation
                                      5701 S. Santa Fe Drive

                                      Littleton, Colorado 80120

                                      ATTN: David K. Moskowitz
                                      Fax No.: (303) 723-1699

                  6.12 Counterparts and Signatures. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original hereof. The signature pages of each counterpart may be detached from such counterpart and attached to a single document which shall for all purposes be treated as an original. The Parties further agree that signatures transmitted by facsimile or other electronic means shall have equal dignity with original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first -written above.

ECHOSTAR DBS CORPORATION

By:               /s/ DAVID K. MOSKOWITZ
                  David K. Moskowitz
                  Senior Vice President and General Counsel

DBS INDUSTRIES, INC.

By:               /s/ FRED W. THOMPSON
                  Fred W. Thompson
                  Title:

NEWSTAR LIMITED

By:               /s/ FRED W. THOMPSON
                  Fred W. Thompson
                  Title:

E-SAT, INC.

By:               /s/ FRED W. THOMPSON
Fred W. Thompson on behalf of DBS Industries, Inc., a shareholder, and as an Executive Officer of E-Sat, Inc.

By:               /s/ DAVID K. MOSKOWITZ

David K. Moskowitz on behalf of EchoStar DBS Corporation, a shareholder, and as an Executive Officer of E-Sat, Inc.



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